Exhibit 99.1

GENCOR RELEASES SECOND QUARTER FISCAL 2014 RESULTS

May 9, 2014 (PRIME NEWSWIRE) - Gencor Industries, Inc. (Nasdaq: GENC) announced today net revenues for the quarter ended March 31, 2014 decreased 18.0% to $14.5 million from $17.7 million for the quarter ended March 31, 2013. Gross margin increased to 25.4% for the quarter ended March 31, 2014 from 24.4% for the quarter ended March 31, 2013. Selling, general and administrative expenses decreased $465,000 to $1,519,000 for the quarter ended March 31, 2014. The reduction was primarily due to $393,000 the Company collected on a receivable which had been fully reserved in prior years. Operating income for the quarter ended March 31, 2014 was $1.8 million compared to $1.9 million for the quarter ended March 31, 2013.

The Company had non-operating income of $1.2 million for the quarter ended March 31, 2014 compared to non-operating income of $1.8 million for the quarter ended March 31, 2013. The decrease in non-operating income was due to lower returns on marketable securities. Net income was $1.9 million, or $0.20 per basic and diluted share, for the quarter ended March 31, 2014, compared to $3.0 million, or $0.31 per basic and diluted share, for the quarter ended March 31, 2013.

For the six months ended March 31, 2014, the Company had revenue of $24.6 million and net income of $2.3 million ($0.25 per basic and diluted share) versus revenue of $22.7 million and net income of $2.0 million ($0.21 per basic and diluted share) for the six months ended March 31, 2013.

At March 31, 2014, the Company had $91.4 million of cash and marketable securities compared to $92.7 million at September 30, 2013. Net working capital was $105.9 million at March 31, 2014. The Company has no short or long term interest bearing debt.

E.J. Elliott, Gencor’s Chairman, stated, “The increased sales volume that Gencor experienced in the first quarter did not carry over into the second quarter. The domestic highway construction industry continues to remain cautious on the shortfall in Federal funding of the Highway Trust Fund. Gencor reported higher gross and operating margins even though revenues declined in the quarter. Our business process improvements continue to enable Gencor to remain profitable, even at these revenue levels. We have been evaluating opportunities for expansion through strategic acquisitions.”

Gencor Industries is a diversified heavy machinery manufacturer of equipment used in the production of highway construction materials, synthetic fuels, and environmental control machinery and equipment used in a variety of industrial applications.

Caution Concerning Forward Looking Statements - This press release and our other communications and statements may contain “forward-looking statements,” including statements about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2013; (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of this press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact:	Eric Mellen, Chief Financial Officer
407-290-6000